EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 33-5665, 33-62071, 333-120166, 333-150623, and 333-156253), Registration Statements on Form S-8 (Nos 2-89959, 33-11540, 33-13376, 33-41036, 33-47770, 33-78118, 333-10475, 333-11255, 333-47528, 333-64978, 333-71841, and 333-150632), and the Post-Effective Amendment No. 2 on Form S-8 to Registration Statements on Form S-4 Registration Statements (Nos. 333-14703, 333-14883, 333-16481, 333-20291, 333-26537, 333-32163, 333-39283, 333-59403) of The Colonial BancGroup, Inc. of our report dated March 2, 2009 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP
Birmingham, Alabama
March 2, 2009